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                                                                     Exhibit 4.2

$250,000.00                                                     May 17, 2002
                                                                Phoenix, Arizona

                              TERM PROMISSORY NOTE
                              --------------------

     FOR VALUE RECEIVED, Teletouch Communications, Inc., a Delaware corporation ("Maker"), promises to pay as hereafter provided to the order of First Community Financial Corporation, an Arizona Corporation ("FCFC"), at its office located in Phoenix, Arizona, or at such other place as the holder hereof may from time to time designate in writing, the principal sum of **TWO HUNDRED FIFTY THOUSAND and NO/100** Dollars ($250,000.00).

     Interest shall be charged on the unpaid principal balance from the date hereof (and computed on the basis of a 12-month, 360 day year) at a rate (the "Note Rate") equal to the greater of 10.00% per annum; or the sum of five and one quarter percent (5.25%) per annum plus the prime rate (whether or not it is the lowest rate actually charged by such bank) announced by Bank One Arizona, Phoenix, Arizona, from time to time. In the event such prime rate is from time to time hereafter changed, the above rate of interest shall correspondingly be adjusted as of the effective date of the prime rate change.

     The unpaid principal balance of this promissory note at any time shall be the total amount advanced hereunder by the holder hereof, less the amount of payments made hereon by or for Maker.

     Absent the occurrence of the Date of Default (as that term is defined in that certain Accounts Receivable Security Agreement and Riders attached thereto, dated as of May 17, 2002, made between Maker and FCFC (the "Agreement")) the unpaid principal balance of this promissory note, together with interest accruing thereon, shall be paid in equal, successive installments of principal of Five Thousand Dollars ($5,000.00) each, commencing May 24, 2002 and continuing on the Friday of each week thereafter until April 25, 2003, at which time the entire unpaid principal balance shall be paid in full, together with all accrued interest and expenses, if any, due to the holder hereof. This Note may be prepaid at any time in whole or in part without premium or penalty.

     Interest on the unpaid principal balance shall be payable on the 10th day of each month commencing in the month of June, 2002 and continuing on the same day of each month thereafter until all principal and interest hereunder have been fully paid.

     All obligations hereunder (including principal, interest, costs and fees) not discharged when due shall bear interest until paid in full, at a per annum rate equal to the sum of the Note Rate and four percent (4%) per annum. In addition, in the event that any payment is not paid within ten (10) days after the same shall become due, and FCFC does not exercise its option to accelerate the maturity of this Note, a late charge of five percent (5%) of the overdue payment or twenty five dollars ($25.00), whichever is greater, may be charged by FCFC for the purpose of defraying the costs and expenses instant to such delinquency.

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     Upon the Date of Default, all unpaid obligations hereunder shall, at the option of the holder hereof, become immediately due and payable, without presentment for payment, diligence, grace, exhibition of this promissory note, protest, further demand or notice of any kind, all of which are hereby expressly waived.

     No provision of this Note or any other aspect of the transaction of which this Note is a part is intended to or shall require or permit the holder, directly or indirectly, to take, receive, contract for or reserve, in money, goods or things in action, or in any other way, any interest (including amounts deemed by law to be interest, such amounts to then be deemed to be an addition to the rate of interest agreed upon) in excess of the maximum rate of interest permitted by law in the State of Arizona as of the date hereof. If any such excess shall nevertheless be provided for, or be adjudicated by a federal or state court of competent jurisdiction to be provided for, Maker shall not be obligated to pay such excess, but, if paid, then such excess shall be applied against the unpaid principal balance hereunder or, to the extent that the principal balance has been paid in full by reason of such application or otherwise, such excess shall be remitted to Maker.

     Maker hereby agrees: (a) to any and all extensions and renewals hereof, from time to time, without notice, and that no such extension or renewal shall constitute or be deemed a release of any obligation of Maker to the holder hereof; (b) that the acceptance by the holder hereof of any performance which does not comply strictly with the terms hereof shall not be deemed to be a waiver or bar of any right of said holder, nor a release of any obligation of Maker to the holder hereof; (c) to offsets of any sums or property owed to them by the holder hereof at any time; (d) to pay the holder hereof upon demand any and all costs, expenses and fees in enforcing payment hereof, including reasonable attorneys' fees, incurred before, after or irrespective of whether suit is commenced, and, in the event suit is brought to enforce payment hereof, such costs, expenses and fees and all other issues in such suit shall be determined by a court sitting without a jury; (e) that this promissory note shall be governed by the laws of the State of Arizona, without regard to principles of conflicts of law.

     Maker represents and warrants that the indebtedness represented by this promissory note is for commercial or business purposes.

     This promissory note is and shall be secured by a security interest granted or to be granted by Maker to FCFC in certain assets of Maker as set forth in the Agreement or pursuant to any other financing agreement now or hereafter executed between Maker and FCFC.

     In consideration for establishing this Loan on the terms and conditions provided for herein, Maker agrees to pay to FCFC upon the execution hereof a commitment and funding fee of $3,750.00, which shall be deemed earned and non-refundable upon payment thereof.

Teletouch Communications, Inc.,
a Delaware corporation


By:_____________________________
          James K. Crotty

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